Exhibit 15.1

Deloitte LLP 2800 - 1055 Dunsmuir Street 4 Bentall Centre P.O. Box 49279 Vancouver BC V7X 1P4 Canada Tel: 604-669-4466 Fax: 604-685-0395 www.deloitte.ca

March 31, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561

Dear Sirs/Madams:

We have read Item 16F of MFC Industrial Ltd’s Form 20-F dated March 31, 2014, and have the following comments:

1.	We agree with the statements made in paragraphs two, three and four in the section “Change in Registrant’s Certifying Accountant – Resignation of Deloitte LLP”.

2.	We have no basis on which to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte LLP

Independent Registered Public Accounting Firm

Membre de / Member of Deloitte Touche Tohmatsu Limited